Exhibit 5.1

Personal and confidential

RanMarine Technology B.V.

Galileïstraat 15

3029 AL ROTTERDAM

Re: 45922018 – Legal Opinion RanMarine Technology B.V. F-1 Registration Statement (File No. [=]]

Rotterdam, December 21, 2023

Dear Sir/Madam,

We refer to the above-captioned registration statement on Form F-1 (as amended, the Registration Statement) under the Securities Act of 1933, filed with the Securities and Exchange Commission (SEC) by RanMarine Technology B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its registered office (statutaire zetel) in Rotterdam, the Netherlands, its principal place of business at Galileïstraat 15, 3029AL Rotterdam, the Netherlands, and registered with the trade register (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) (the Trade Register) under number 65812441 (the Company).

The Registration Statement pertains to an offering (the Offering) underwritten by the underwriters mentioned in such Registration Statement (the Underwriters) pursuant to the underwriter agreement mentioned in such Registration Statement (the Underwriting Agreement) and relates to the issuance and sale by the Company of (i) units (the Units) consisting of (a) one American Depositary Share issued by Bank of New York Mellon (the Depositary) in connection with a deposit agreement as mentioned in the Registration Statement (Deposit Agreement, and each American Depositary Share issued by the Depositary under the Deposit Agreement American Depositary Share or ADS), representing one ordinary share of the Company, with a par value of value $0.01 (a New Share, and together with each New Share, the New Shares), (b) one tradeable warrant (a Tradeable Warrant) exercisable for the purchase of one American Depositary Share representing one ordinary share of the Company with a par value of value $0.01, and (c) one non-tradeable warrant (a Non-tradeable Warrant; together with each Tradeable Warrant, the Warrants) exercisable for the purchase of one American Depositary Share representing one ordinary share of the Company with a par value of value $0.01, (ii) American Depositary Shares issuable upon exercise of the Warrants (Warrant ADSs) (iii) American Depositary Shares held by Selling Shareholders as defined in the related Resale Prospectus Provisions of the Registration Statement each representing one ordinary share of the Company with a par value of value $0.01 (an Existing Share and together with each Existing Share, the Existing Shares) one ordinary share of the Company, with a par value of value $0.01). We understand that the Units and Warrants are to be sold as described in the Registration Statement.

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We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of directors of the Company and public officials, resolutions prepared by us (Resolutions), deeds of issue including one or more notarial deeds of issue (to be) executed before a civil law notary of our firm (Deeds of Issue), the shareholders’ register of the Company (Shareholders’ Register) and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Furthermore, we have assumed all information in the Trade Register pertaining to the Company is true.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under the laws of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

2.	Subject to receipt by the Company of payment in full for the New Shares as provided for in the Underwriting Agreement, and when issued and accepted in accordance with the Resolutions, the Underwriting Agreement and the Deeds of Issue, the New Shares shall be validly issued in accordance with Dutch law and shall be fully paid and non-assessable.

3.	The Existing Shares are validly issued in accordance with Dutch law and are fully paid up.

4.	The entitlement of the Depositary to ordinary shares of the Company underlying the Warrant ADSs has been duly authorized by all necessary corporate action.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

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Furthermore:

-	this opinion letter is strictly limited to the matters set forth herein, and no opinion may be inferred or implied beyond those expressly stated herein.

-	we have only expressed opinions on matters of the laws of the European territory of the Kingdom of the Netherlands (the Netherlands) as they currently stand and as they have been published as at the date of this opinion letter. We have made no investigations into the laws of any other jurisdiction as a basis for the opinions as expressed herein, and we do not express or imply any opinion on such jurisdictions. In issuing this opinion letter, we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof which might render its contents untrue or inaccurate in whole or in part at such time.

-	for the purpose of this opinion letter, we have not expressed an opinion on Dutch tax law European law (to the extent not directly applicable in the Netherlands), international law, competition law and/or anti-trust law.

-	the opinions reflected above express and describe Dutch legal concepts in English and not in their original Dutch terms. Consequently, the opinions reflected above are issued and may only be relied upon on the express condition that they shall be governed by (and that all words and expressions used herein shall be construed and interpreted in accordance with) the laws of the Netherlands.

-	This opinion is rendered to you under the express condition that (i) the competent courts at Rotterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by the laws of the Netherlands, (iii) no person other than the professional partnership Ploum may be held liable in connection with this opinion letter.

Yours faithfully,

For and on behalf of

the professional partnership Ploum

By: Tom Ensink

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